PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 28, 1998)

                                  $350,000,000
                         PITNEY BOWES CREDIT CORPORATION

                              5.75% NOTES DUE 2008

                                 --------------



     The notes will bear interest at the rate of 5.75% per year. We will pay interest on the notes on February 15 and August 15 of each year, beginning on February 15, 2002. The notes will mature on August 15, 2008. We may redeem some or all of the notes at any time at the redemption price described in this prospectus supplement.

     The notes are unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness.

     We have applied to list the notes on the New York Stock Exchange. If the notes are accepted for listing, we expect that trading of the notes on the New York Stock Exchange will commence within a 30-day period after the initial delivery of the notes.

                                 --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                                              Per Note           Total
                                                                             ----------     ---------------
Public Offering Price                                                          99.232%      $347,312,000
Underwriting Discount                                                           0.625%      $  2,187,500
Proceeds to Pitney Bowes Credit Corporation (before expenses)                  98.607%      $345,124,500


     Interest on the notes will accrue from August 22, 2001 to the date of delivery.

                                 --------------

     The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company on or about August 22, 2001.

                                 --------------

                           JOINT BOOK-RUNNING MANAGERS

                                 --------------

JPMORGAN                                                   SALOMON SMITH BARNEY

                                 --------------

DEUTSCHE BANC ALEX. BROWN
              FLEET SECURITIES, INC.
                             MORGAN STANLEY
                                        SUNTRUST ROBINSON HUMPHREY
August 17, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. PITNEY BOWES CREDIT CORPORATION HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. PITNEY BOWES CREDIT CORPORATION IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.
                                 --------------

                                TABLE OF CONTENTS
                                                                     PAGE
                                                                     -----

                              PROSPECTUS SUPPLEMENT

Where You Can Find More Information .................................  S-3
Use of Proceeds .....................................................  S-3
Ratio of Earnings to Fixed Charges ..................................  S-3
Description of Notes ................................................  S-3
Underwriting ........................................................  S-6
Experts .............................................................  S-7

                                   PROSPECTUS

Available Information ...............................................   2
Incorporation of Certain Documents by Reference .....................   2
The Company .........................................................   3
Use of Proceeds and Funding Policy ..................................   4
Ratio of Earnings to Fixed Charges ..................................   4
Description of Debt Securities ......................................   5
Plan of Distribution ................................................  11
Validity of Debt Securities .........................................  12
Experts .............................................................  12

                       WHERE YOU CAN FIND MORE INFORMATION

     We are incorporating by reference the following documents, which we have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended:

     o    Our Annual Report on Form 10-K for the year ended December 31, 2000.

     o Our Quarterly Report on Form 10-Q filed May 14, 2001 for the quarter ended March 31, 2001.

     o Our Quarterly Report on Form 10-Q filed August 14, 2001 for the quarter ended June 30, 2001.

     See "Incorporation of Certain Documents by Reference" in the accompanying prospectus for further information about documents we file with the SEC that will be incorporated by reference into the prospectus. You may access these documents electronically through the SEC's web site, http://www.sec.gov.

                                 USE OF PROCEEDS

     We will use the net proceeds from the offering of the notes, estimated at approximately $345.0 million, for general corporate purposes, which may include repaying commercial paper, and acquiring financing contracts. At August 17, 2001, our outstanding commercial paper had a weighted average remaining term of 4 days, with maturities ranging from 3 to 21 days, and had an average weighted annualized interest rate of 3.72%. The proceeds from these commercial paper borrowings were used for working capital and our general corporate purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the ratio of our earnings from continuing operations to fixed charges for the periods indicated:


  SIX MONTHS
  ENDED JUNE 30,                       YEARS ENDED DECEMBER 31,
  -----------   ----------------------------------------------------------------
     2001        2000           1999           1998          1997           1996
     ----        ----           ----           ----          ----           ----
     1.79        3.41           3.06           2.96          2.43           2.35

     For the purpose of computing the ratio of earnings to fixed charges, earnings have been calculated by adding to income from continuing operations before income taxes the amount of fixed charges. Fixed charges consist of net interest on debt and a portion of net rental expense deemed to represent interest. The ratios for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 have been reclassified to reflect Atlantic Mortgage & Investment Corporation, which we sold in 2000, and Colonial Pacific Leasing Corporation, whose operations and assets we sold in 1998, as discontinued operations. Interest expense and the portion of rent which is representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation. If these amounts had been included, the ratio of earnings to fixed charges would be 3.41 for 2000, 2.96 for 1999, 2.50 for 1998, 2.09 for 1997 and 2.08 for 1996. During the quarter ended June 30, 2001, Pitney Bowes Inc. adopted a formal meter transition plan designed to transition to the next generation of networked mailing technology. In connection with this plan, we recorded a non-cash, pre-tax charge of $109.9 million during the second quarter of 2001 related to the impairment of finance assets, primarily lease residuals. Excluding the effect of the cost of meter transition, the ratio of earnings to fixed charges was 3.83 for the six months ended June 30, 2001.


                              DESCRIPTION OF NOTES

     THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES IN THE ACCOMPANYING PROSPECTUS.

     The notes will be issued under an indenture, dated as of July 31, 1999, between us and SunTrust Bank, as Trustee, and will be limited initially to $350,000,000 aggregate principal amount. These notes will be issued in denominations of $1,000 and integral multiples of $1,000. These notes are unsecured, will mature on August 15, 2008 and will rank equally with all our other unsecured and unsubordinated indebtedness.

     The notes will bear interest from August 22, 2001 at the annual rate stated on the cover of this prospectus supplement, payable on February 15 and August 15 of each year, commencing February 15, 2002, to the person in whose name the notes are registered at the close of business on the Feburary 1 and August 1, as the case may be, immediately preceding that February 15 or August 15. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any payment date for notes is not a business day, we will make the payment on the next business day, but we will not be liable for any additional interest as a result of the delay in payment. By business day, we mean any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions in the place of payment are authorized or obligated to be closed.

     We may issue additional notes of the same series with the same terms in the future, without obtaining the consent of any holders of these notes.

OPTIONAL REDEMPTION

     We may redeem the notes, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of these payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 15 basis points, plus, in each case, accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

     We will utilize the following procedures to calculate the adjusted treasury rate described in the previous paragraph. We will appoint J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. or their successors and one or more other primary U.S. Government securities dealers in New York City as reference dealers and we will select one of these reference dealers to act as our quotation agent. If J.P. Morgan Securities Inc. and/or Salomon Smith Barney Inc. or their respective successors are no longer primary U.S. Government securities dealers, we will substitute other primary U.S. Government securities dealers in their place.

     The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of our notes which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of our notes. The reference dealers will provide us and the trustee with the bid and asked prices for that comparable United States Treasury security as of 5:00 p.m. on the third business day before the redemption date. We will calculate the average of the bid and asked prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if we obtain fewer than three reference dealer quotations, we will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the comparable treasury price.

     We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price on the redemption date, interest will cease to accrue on the notes or portions of notes called for redemption on and after the redemption date.

     The notes are not entitled to the benefits of any sinking fund -- that is, we will not set aside money on a regular basis in a separate custodial account to repay the notes.

DEFEASANCE AND COVENANT DEFEASANCE

     The provisions in the indenture allowing us to be discharged from our obligations under the indenture as a whole or to avoid complying with its restrictive covenants will apply to the notes. See "Description of Debt Securities -- Defeasance and Discharge" on page 10 and "Description of Debt Securities -- Defeasance of Certain Covenants" on page 11 of the accompanying prospectus for a description of the terms of any defeasance of this kind.

GLOBAL NOTES

     The notes will be represented by one or more global notes deposited with The Depository Trust Company as the depositary for the notes and registered in the name of DTC's nominee. See "Description of Debt Securities -- Book-Entry System" in the accompanying prospectus for additional information about DTC and procedures applicable to the global notes.

     Global notes may not be transferred except as a whole among the depositary and its nominees and successors. In any of the cases below, a global note is exchangeable for the definitive notes in registered form, bearing interest at the same rate, having the same date of issuance, maturity and other terms and of differing denominations aggregating a like amount, only if

     o the depositary notifies us that it is unwilling or unable to continue as depositary for that global note or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934,

     o we in our sole discretion determine that such global note will be exchangeable for definitive notes in registered form, or

     o any event will have occurred and be continuing which after notice or lapse of time, or both, would become an event of default with respect to the notes.

     If issued, the definitive notes will be registered in the names of the owners of the beneficial interests in the global notes as provided by the depositary's participants. Except as described above, global notes are not exchangeable, except for global notes of like denominations to be registered in the name of the depositary or its nominee.

     So long as the depositary for any global note, or its nominee, is the registered owner of the global note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the global note for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Except as provided above, owners of beneficial interests in any global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of notes for any purpose under the indenture. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that some types of purchasers of securities take physical delivery of the securities in definitive form. The limits and laws described in this paragraph may impair the ability to transfer beneficial interests in the global notes.

     We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any global note desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

THE TRUSTEE

     SunTrust Bank is the Trustee under the indenture and will act as the paying agent and security registrar with respect to the notes. SunTrust Bank maintains a banking relationship with us.

                                  UNDERWRITING

     J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below.

     Under the terms and subject to the conditions contained in an underwriting agreement, dated August 17, 2001, we have agreed to sell to the underwriters named below, and the underwriters have severally but not jointly agreed to purchase from us, the following respective principal amounts of the notes:

                                                                     PRINCIPAL
                 UNDERWRITER                                           AMOUNT
                -------------                                       ------------
J.P. Morgan Securities Inc. .............................           $131,250,000
Salomon Smith Barney Inc. ...............................            131,250,000
Deutsche Banc Alex. Brown Inc. ..........................             21,875,000
Fleet Securities, Inc. ..................................             21,875,000
Morgan Stanley &Co. Incorporated ........................             21,875,000
SunTrust Capital Markets, Inc. ..........................             21,875,000
                                                                    ------------
    Total ...............................................           $350,000,000
                                                                    ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriting agreement provides that the underwriters are obligated to purchase all of the notes, if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price stated on the cover page of this prospectus supplement and some of the notes to dealers at that price less a concession not to exceed 0.375% of their principal amount. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount per note on sales to other dealers. After the initial public offering, the underwriters may change the public offering price and concessions.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes.

                                                     PAID BY PITNEY BOWES
                                                      CREDIT CORPORATION
                                                      ----------------
Per note ..........................................        0.625%

     The notes are a new issue of securities with no established trading market. We have applied to list the notes on the New York Stock Exchange. If the notes are accepted for listing, we expect that trading of the notes on the New York Stock Exchange will commence within a 30-day period after the initial delivery of the notes. In addition, one or more of the underwriters have advised us that they intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. We do not know how liquid the trading market for the notes will be.

     We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect of these liabilities.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     o Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     o Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     o Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     o Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a syndicate covering transaction or stabilizing purchase.

     Any of these transactions may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     J.P. Morgan Securities Inc. will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions J.P. Morgan Securities Inc. conducts through the system. J.P. Morgan Securities Inc. will make the securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     We estimate that our out-of-pocket expenses for this offering will be approximately $150,000.

     One or more of the underwriters or their affiliates engage in transactions with and perform services, including, but not limited to, commercial and investment banking and hedging services, for us and our affiliates in the ordinary course of business. SunTrust Capital Markets, Inc., one of the underwriters, is an affiliate of SunTrust Bank, the Trustee under the indenture under which the notes are to be issued. Upon the occurrence of an event of default, or an event which, after notice or lapse of time or both, would become an event of default, the Trustee may be deemed to have a conflicting interest with respect to the notes for the purposes of the Trust Indenture Act of 1939 and, accordingly, may be required to resign as trustee under the indenture. In that event, Pitney Bowes Credit Corporation would be required to appoint a successor Trustee.


                                     EXPERTS

     The financial statements incorporated in this prospectus supplement by reference to Pitney Bowes Credit Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      [This Page Intentionally Left Blank]

                        PITNEY BOWES CREDIT CORPORATION


                                DEBT SECURITIES


                                 --------------


     Pitney Bowes Credit Corporation (the "Company" or "PBCC") from time to time may offer in one or more series its unsecured debt securities consisting of notes or debentures (the "Debt Securities") for issuance and sale at an aggregate initial offering price not to exceed $750,000,000 (or the equivalent at the time of offering in non-U.S. dollar denominated currencies or units). As used herein, Debt Securities shall include securities denominated, or whose principal is payable, in United States dollars, or, at the option of the
Company, in any other currency or in composite currencies or in amounts determined by reference to an index. Debt Securities will be offered in amounts, at prices and on the terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Company may sell Debt Securities to underwriters, to or through dealers, acting as principals for their own accounts or acting as agents, or directly to other purchasers. See "Plan of Distribution".

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

     The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, interest rate or rates (which may be fixed or variable), if any, and time of payment of any such interest, terms for redemption at the option of the Company or any holders, if any, terms for sinking fund payments, if any, the initial public offering price or prices, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

                                 --------------


     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES
                 UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                                 --------------

                  The date of this Prospectus is July 28, 1998.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website on the internet containing reports, proxy and information statements and other information regarding registrants, such as the Company, who file electronically with the Commission. Materials filed in this manner may be accessed through the website at http://www.sec.gov.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated in this Prospectus by reference the following documents which have been filed with the Commission (File No. 0-13497):

     (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (ii) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998; and

     (iii) the Company's Current Report on Form 8-K filed February 4, 1998.

     All documents filed with the Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits shall have been specifically incorporated by reference into such documents. Requests for such copies should be directed to the Secretary, Pitney Bowes Credit Corporation, 27 Waterview Drive, Shelton, Connecticut 06484, telephone (203) 922-4000.

                                   THE COMPANY

     Pitney Bowes Credit Corporation (the "Company" or "PBCC") operates primarily in the United States and is a wholly-owned subsidiary of Pitney Bowes Inc. ("PBI" or "Pitney Bowes"). The Company is principally engaged in the business of providing lease financing for PBI products as well as other financial services for the commercial and industrial and mortgage servicing markets.

     PBI, a Delaware corporation organized in 1920, is listed on the New York Stock Exchange. Headquartered in Stamford, Connecticut, PBI and its affiliates employ approximately 29,900 people throughout the United States, Europe, Canada, Australia and other countries. PBI operates within three industry segments: business equipment, business services, and commercial and industrial financing.

     The Internal Financing Division of PBCC provides marketing support to PBI. Equipment leased or financed for these Internal Division programs include mailing, paper handling and shipping equipment, scales, copiers and facsimile units. The transaction size for this equipment generally ranges from $500 to $500,000, although historically most transactions have occurred in the $1,000 to $10,000 range, with lease terms generally from 36 to 60 months. As part of the Company's focus on new business initiatives, the Company launched in August, 1996, a revolving credit product called Purchase Power(TM). This product allows Pitney Bowes customers to finance postage as well as mailing, copier and facsimile supplies. The Company earns income on balances from customers who elect to use this credit facility.

     PBCC's Capital Services (formerly the external financing division) operates in the commercial and industrial market by offering financial services to its customers for products not manufactured or sold by PBI or its subsidiaries. Sales of lease transactions are part of the Company's ongoing strategy to shift the foundation of the external large-ticket financing business from asset-based to service-based. During 1997, the Company reduced external large-ticket finance assets by approximately $1.0 billion, which represents approximately 50% of the portfolio balance before the reduction. Products financed through Capital Services large-scale financing programs include over-the-road trucks and trailers, railcars and locomotives, and high-technology equipment such as data processing and communications equipment. Transaction sizes range from $50,000 to several million dollars, with lease terms generally from 36 to 180 months. The Company's Capital Services division also participates, on a select basis, in certain other types of financial transactions including: sales of lease transactions, senior secured loans in connection with acquisition, leveraged buyout and recapitalization financings, and certain project financings.

     PBCC's Capital Services Division is also responsible for managing Pitney Bowes Real Estate Financing Corporation ("PREFCO"), a wholly-owned subsidiary of PBCC providing lease financing for commercial real estate properties. Both PBCC and Pitney Bowes provide capital for PREFCO's investments.

     Colonial Pacific Leasing Corporation ("CPLC"), a wholly-owned subsidiary of PBCC, operates in the small-ticket external market and is located in Portland, Oregon. Colonial Pacific provides lease financing services to small- and medium-sized businesses throughout the United States, marketing primarily through a nationwide network of brokers and independent lessors. Transaction size ranges from $2,000 to $2 million, with lease terms generally from 24 to 72 months.

     Atlantic Mortgage & Investment Corporation ("AMIC"), a wholly-owned subsidiary of PBCC, located in Jacksonville, Florida, specializes in servicing residential first mortgages for a fee. AMIC does not generally hold or assume the credit risk on mortgages it services. In return for a servicing fee, AMIC provides billing services and collects principal, interest, and tax and insurance escrow payments for mortgage investors such as the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and private investors. AMIC originates mortgages on a select basis and sells originated mortgages in the secondary market after a short holding period.

     Financial Structures Limited ("FSL"), located in Bermuda, is a wholly-owned subsidiary of PBCC through its intermediate subsidiary, FSL Holdings, Inc. FSL, together with its affiliate, Financial Structures Insurance Company, provides residual value insurance to unaffiliated third parties, including manufacturers, financial institutions and leasing companies involved in financing transactions. FSL mitigates its residual risk by diversifying its portfolio by both asset type and maturity date.

     Substantially all lease financing is done through full payout leases or security agreements whereby PBCC recovers its costs plus a return on investment over the initial, noncancellable term of the contract. The Company has also entered into a limited amount of leveraged and operating lease structures.

     Pursuant to an Amended and Restated Finance Agreement (the "Finance Agreement") dated June 12, 1995, between PBI and PBCC, PBI has agreed to retain, directly or indirectly, ownership of the majority of the outstanding shares of capital stock of the Company having voting power in the election of directors, to make payments, if necessary, to enable the Company to maintain a ratio of income available for fixed charges to fixed charges of 1.25 to 1 as of the end of each fiscal quarter, and to provide or cause to be provided funds sufficient to make timely payment of any principal, interest or premium in respect of any of the Company's indebtedness for borrowed money that has the benefit of the Finance Agreement if the Company is unable to make such payment. The Finance Agreement may not be amended, in any material respect, or terminated while the Company has any series of Debt Securities or any series of other debt outstanding that is, by its express terms, entitled to the provisions of the Finance Agreement unless at least two nationally recognized statistical rating agencies that have been rating such series of debt, confirm that their ratings for such series of debt will not be downgraded as a result or the holders of at least a majority of the outstanding principal amount of such series of debt have consented in writing. See "Description of Debt Securities-Certain Restrictions-Finance Agreement".

     PBCC, incorporated in Delaware in 1976, began business in 1977. Its executive offices are located at 27 Waterview Drive, Shelton, Connecticut 06484, telephone (203) 922-4000.


                       USE OF PROCEEDS AND FUNDING POLICY

     Except as may be set forth in the Prospectus Supplement, the Company intends to use the net proceeds from the sales of the Debt Securities to repay short-term debt, to acquire finance contracts, to reduce or retire from time to time other indebtedness and for other general corporate purposes including possible acquisitions. The precise amount and timing of sales of the Debt Securities will be dependent on the level of finance contracts acquired by the Company, market conditions and the availability and cost of other funds to the Company.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of the Company's earnings to fixed charges, for the periods indicated:

                              YEARS ENDED DECEMBER 31,
                              ------------------------
           1997          1996          1995          1994          1993
           ----          ----          ----          ----          ----
           2.39          2.31          2.14          2.43          2.37

For the purpose of computing the ratio of earnings to fixed charges, earnings have been calculated by adding to earnings before income taxes the amount of fixed charges. Fixed charges consist of interest on debt and a portion of net rental expense deemed to represent interest.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Indenture under which the Debt Securities are to be issued. The Debt Securities may be issued from time to time in one or more series. The particular terms of each issue of the Debt Securities (the "Offered Debt Securities") offered by any Prospectus Supplement and the extent, if any, to which the general provisions of the Indenture may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     Offered Debt Securities are to be issued under an Indenture (the "Indenture"), between the Company and SunTrust Bank, Atlanta, as Trustee. A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indenture and are qualified in their entirety by express reference to provisions of the Indenture (including definitions therein of certain terms) and the cited provisions thereof, the form of which is filed as an exhibit to the Registration Statement or otherwise incorporated by reference herein. The term "Securities" as used under this caption, refers to all Securities which may be issued under the Indenture and includes the Debt Securities. All section references appearing herein are to sections of the Indenture.

GENERAL

     The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured unsubordinated indebtedness of the Company. As of the date of this Prospectus, no Securities have been issued under the Indenture. The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder and provides that Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the applicable Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the price or prices at which the Offered Debt Securities will be issued; (iv) the date or dates on which principal of, and any premium on, the Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities shall bear interest, if any, or the method by which such rate or rates shall be determined, the basis on which such interest, if any, shall be calculated if other than a 360-day year consisting of twelve 30-day months, the date or dates from which such interest, if any, will accrue and on which such interest, if any, will be payable and the related record dates; (vi) if other than the offices of the Trustee, the place where the principal of, and any premium and interest on, the Offered Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) if other than denominations of $1,000 or multiples thereof, the denominations in which the Offered Debt Securities will be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount due upon acceleration; (x) if other than U.S. dollars, the currency or currencies or currency unit or currency units in which the Offered Debt Securities will be denominated and in which principal of, and premium, if any, and interest, if any, on, the Offered Debt Securities will or may be payable; (xi) any index or formula used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xii) the terms and conditions, if any, pursuant to which the Offered Debt Securities may be converted or exchanged for other securities of the Company or any other person; (xiii) whether the Offered Debt Securities shall be issued in the form of one or more Global Securities (as defined in "Book-Entry System"); (xiv) the identity of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars with respect to the Offered Debt Securities and (xv) any other specific terms of the Offered Debt Securities not inconsistent with the Indenture. (Section 3.01)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 and any integral multiple of $1,000. (Section 3.02) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

     Securities may be issued under the Indenture as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other consideration applicable to Offered Debt Securities will be described in the Prospectus Supplement relating thereto. (Section 3.01)

CERTAIN DEFINITIONS

     The term "Consolidated Net Tangible Assets" means as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, trade names, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles.

     The term "Secured Debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any property of any character of the Company or any Subsidiary.

     The term "Subsidiary" means (i) with respect to the Company, any corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries, and (ii) with respect to PBI, any corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by PBI or by one or more other Subsidiaries, or by PBI and one or more other Subsidiaries. For the purposes of such definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     The term "Wholly-owned Subsidiary" means any Subsidiary of which, at the time of determination, all of the outstanding voting stock (other than directors' qualifying shares) is owned by the Company or PBI, as the case may be, directly and/or indirectly. For purposes of this definition, "voting stock" has the same meaning as under the definition of "Subsidiary".

     The term "U.S. Government Obligations" means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED THAT (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 1.01)

CERTAIN RESTRICTIONS

     FINANCE AGREEMENT. The Indenture provides that the Company (1) will observe and perform in all material respects all covenants or agreements of the Company contained in the Finance Agreement; and (2) will not waive compliance under, amend in any material respect or terminate the Finance Agreement; PROVIDED, HOWEVER, that the Finance Agreement may be amended if such amendments would not have a material adverse effect on the holders of any outstanding Securities of any series or if the holders of at least the majority in principal amount of the outstanding Securities of each series so affected shall waive compliance with the provisions of the relevant Section of the Indenture insofar as it relates to such amendment. (Section 10.06)

     RESTRICTIONS ON CREATION OF SECURED DEBT. The Company will not create, assume or guarantee any Secured Debt and will not permit any Subsidiary to create, assume, or guarantee any Secured Debt without, in any such case, making, or causing such Subsidiary to make, effective provision for securing the Securities (and, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Subsidiary), equally and ratably with such Secured Debt.

     This covenant will not apply to debt secured by (i) certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by the Company or any Subsidiary, (ii) mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by the Company or any Subsidiary,
(iii) mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or any Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or any Subsidiary, (iv) mortgages, including mortgages, pledges, liens, security interests or encumbrances, on property of the Company or any Subsidiary in favor of the
United States of America, any State thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages, (v) certain extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing clauses (i) to (iv), inclusive, (vi) any mortgage, pledge, lien, security interest or encumbrance securing indebtedness owing by the Company to one or more Wholly-owned Subsidiaries,
(vii) any lien, chattel mortgage, security agreement, and other title retention agreement on tangible personal property, resulting from the Company, any Subsidiary, or an owner-trustee representing either of the foregoing acquiring or agreeing to acquire the same property for substantially concurrent leasing or financing to third parties in Leveraged Leases (as defined), or Partnerships (as defined), (viii) any liens to secure non-recourse obligations in connection with the Company's or a Subsidiary's engaging in Leveraged Lease or single-investor lease transactions or sales of chattel paper in the ordinary course of business or (ix) any lien, mortgage, pledge, security agreement, interest or encumbrance securing indebtedness resulting from any financing transaction entered into in the ordinary course of the Company's business involving the sale of Company receivables, consisting of loan and/or lease obligations owed to the Company, to any Subsidiary or any special purpose entity formed for the sole purpose of effecting such financing and which applies only to such Subsidiary or special purpose entity and its assets.

     Notwithstanding the above, the Company may, without securing the Debt Securities, create, assume or guarantee Secured Debt which would otherwise be subject to the forgoing restrictions, PROVIDED THAT, after giving effect thereto, the aggregate amount of all Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of Consolidated Net Tangible Assets. (Sections 1.01 and 10.07)

RESTRICTIONS ON CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     The Indenture provides that no consolidation or merger of the Company with or into any other Person and no conveyance, transfer or lease of its property substantially as an entirety to another Person may be made (1) unless (i) the surviving corporation or acquiring Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof, or the District of Columbia and shall expressly assume the payment of principal and any premium and interest on all the Securities and the performance of every covenant in the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time would become an Event of Default, shall have happened and be continuing;
(iii) if, as a result thereof, any assets of the Company would become subject to a mortgage or other encumbrance which is not expressly permitted by the Indenture (see "Certain Restrictions--Restrictions on Creation of Secured Debt") unless all the outstanding Securities are secured by a lien upon such assets equal with (or prior to) that of the indebtedness secured by such mortgage or encumbrance; and (iv) the Company has delivered the required Officers' Certificate and Opinion of Counsel to the Trustee. (Section 8.01)

THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment or claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 6.13)

     SunTrust Bank, Atlanta, the Trustee under the Indenture, maintains a banking relationship with the Company.

BOOK-ENTRY SYSTEM

     If so specified in the applicable Prospectus Supplement, the Offered Debt Securities may be represented by one or more certificates in global form (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the applicable Prospectus Supplement, will be The Depository Trust Company ("DTC"), New York, New York (including any successor depositary appointed by the Company, the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

     DTC has advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or representatives of which) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Debt Securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     Payment of principal of, and any premium and interest on, Debt Securities represented by a Global Security will be made by the Company through the Trustee or a paying agent (which may also be the Trustee) to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Debt Securities. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Offered Debt Securities are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes. Consequently, none of the Company, the Trustee, any paying agent or registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, as the case may be, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     A Global Security may not be transferred except as a whole by the Depositary to its nominee or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. If the Depositary for a Global Security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities in certificated form in exchange for all of the Global Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue Debt Securities in certificated form in exchange for all of the Global Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may on terms acceptable to the Company and the Depositary receive Debt Securities of such series in certificated form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in certificated form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (Section 3.05).

EVENTS OF DEFAULT AND NOTICES THEREOF

     The following events are defined in the Indenture as "Events of Default" with respect to Securities of any series: (a) failure to pay principal of or premium, if any, on any Security of that series when due; (b) failure to pay any interest on any Security of that series when due, continued for 30 days; (c)
failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than that series), continued for 90 days after written notice given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Outstanding Securities of each series affected thereby; (e) certain events in bankruptcy, insolvency or reorganization of the Company; and (f) any other Event of Default provided with respect to Securities of such series. (Section 5.01)

     If an Event of Default under clause (a), (b), (c), (d) or (f) above with respect to Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the Outstanding Securities of each such series voting separately, in the case of clause (a), (b), (c) or (f), or of all such series affected thereby, voting as one class, in the case of (d) above, may declare the principal amount (or, if the Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all Securities of such series to be due and payable immediately. If an Event of Default under clause (d) (if all series of Securities are affected thereby) or (e) above shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of all of the Outstanding Securities may declare the principal amount (or, if the Securities of any series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all Outstanding Securities to be due and payable immediately. Under certain circumstances the holders of a majority in aggregate principal amount of Outstanding Securities of such series may rescind or annul such declaration and its consequences. (Section 5.02) In the event the Company takes the necessary action to enable it to omit to comply with certain covenants of the Indenture as described under "Defeasance of Certain Covenants" and the Securities are declared due and payable because of the occurrence of an Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Securities at the time of the acceleration resulting from such Event of Default. (Section 10.08) However, the Company shall remain liable for such payments.

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to any series of Securities shall give to the holders of Securities of that series, notice of all uncured defaults known to it (the term default to mean the Events of Default specified above without grace periods), PROVIDED THAT, except in the case of default in the payment of principal of (or premium, if any) or any interest, or sinking fund installment, if any, on any Security, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of Securities. (Section 6.02)

     The Company will be required to furnish to the Trustee annually a certificate by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 10.09)

     The holders of a majority in principal amount of the Outstanding Securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of such series, and, in certain circumstances, the holders of not less than a majority in aggregate principal amount of Outstanding Securities of any series (voting as a separate class) or the holders of not less than a majority in aggregate principal amount of Outstanding Securities of all Series (voting as a class), may waive certain defaults. (Sections 5.12 and 5.13)

     The Indenture provides that in case an Event of Default has occurred and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 6.01) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03)

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Securities issued under the Indenture which are affected by the modification or amendment, PROVIDED THAT no such modification or amendment may, without the consent of each Holder of each such Outstanding Security affected thereby, (1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Security; (2) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal (or premium, if any) or interest, if any, on any such Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Security; (5) reduce the above-stated percentage of holders of Securities necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of holders of Outstanding Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 9.02)

DEFEASANCE AND DISCHARGE

     The Indenture provides that with respect to the Securities of a certain series, unless otherwise specified, the Company will be discharged from any and all obligations in respect of such Securities (except for certain obligations to register the transfer or exchange of Securities, to replace stolen, lost or mutilated Securities, to maintain paying agencies and hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and any interest on and any mandatory sinking fund payments in respect of such Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Securities. Such a trust may only be established if the Company has delivered to the Trustee an Opinion of Counsel acceptable to the Trustee (who may be counsel to the Company) to the effect that, among other things, establishment of the trust would not cause the Securities of any such series listed on any nationally-recognized securities exchange to be de-listed as a result thereof and, if designated with respect to the

Securities of such series, the Company has received from or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such Securities. (Section 4.02) The designation of such provisions, Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

DEFEASANCE OF CERTAIN COVENANTS

     The Indenture provides that with respect to the Securities of a certain series, unless otherwise specified, the Company may omit to comply with certain restrictive covenants described in Sections 10.06 (Maintenance of Finance Agreement) and 10.07 (Restriction on Creation of Secured Debt) of the Indenture and with any other negative or restrictive covenant of the Company (other than those contained in the Indenture) applicable to the Securities of any series if the Company deposits with the Trustee money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and any interest on and any mandatory sinking fund payments in respect of such Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such Securities. The obligations of the Company under the Indenture other than with respect to the covenants referred to above shall remain in full force and effect. If specified with respect to the Securities of such series, the Company will also be required to deliver to the Trustee an Opinion of Counsel (who may be counsel to the Company) to the effect that the deposit and related covenant defeasance will not be deemed, or result in, a taxable event with respect to holders of the Securities. (Section 10.08) The designation of such provisions, Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

CONCERNING THE TRUSTEE

     Unless  otherwise  specified  in  the  applicable  Prospectus   Supplement,
SunTrust Bank, Atlanta, is the Trustee, paying agent and registrar under the Indenture.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by the laws of the State of New York.


                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors directly or through agents. The Prospectus Supplement with respect to any Offered Debt Securities will set forth the terms of the offering of such Offered Debt Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

     If underwriters are used in a sale of any Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates represented by managing underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Certain agents and underwriters, including their affiliates, may be customers of, have engaged or will engage in transactions with, or have performed or will perform services for, the Company in the ordinary course of business. The agents and the underwriters, including their affiliates, have and will receive fees and commissions from the Company for these services.

     Each issue of Offered Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Offered Debt Securities are sold by the Company for public offering and sale may make a market in such Offered Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Debt Securities.


                           VALIDITY OF DEBT SECURITIES

     The validity of the Debt Securities will be passed upon for the Company by Christian D. Hughes, Vice President, Secretary and General Counsel of the Company and by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and, unless otherwise indicated in a Prospectus Supplement relating to Offered Debt Securities, for the underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Pitney Bowes Credit Corporation for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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
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                                  $350,000,000



                                  PITNEY BOWES
                               CREDIT CORPORATION

                              5.75% NOTES DUE 2008

                                     -----


                   P R O S P E C T U S    S U P P L E M E N T
                                AUGUST 17, 2001

                                     ------

                          JOINT BOOK-RUNNING MANAGERS

                                    JPMORGAN
                              SALOMON SMITH BARNEY

                                     -----

                           DEUTSCHE BANC ALEX. BROWN
                             FLEET SECURITIES, INC.
                                 MORGAN STANLEY
                           SUNTRUST ROBINSON HUMPHREY


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